EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contact:
Analysts/Investors
Frank A. Carchedi
Chief Financial Officer
CoStar Group, Inc.
(301) 215-8276
fcarchedi@costar.com
Media
Jane Bryant
Director of Marketing
CoStar Group, Inc.
(301) 280-3891
jbryant@costar.com
CoStar Group, Inc. Announces Third Quarter 2005 Results
Company Consolidates Research Centers, Reports $2.2 Million Restructuring Charge and Earnings
in Excess of Expectations
BETHESDA, MD — October 19, 2005—CoStar Group, Inc. (NASDAQ: CSGP) revenues increased 20.0% in the third quarter of 2005 over the third quarter of 2004, the Company announced today.

Year 2004-2005 Quarterly Results
($’s in millions, except per share data)

	2004				2005
	Q1	Q2	Q3	Q4	Q1	Q2	Q3

Revenues	$26.3	$27.5	$28.6	$29.7	$31.3	$32.9	$34.3
EBITDA	4.5	4.6	5.1	5.5	4.2	4.2	3.7
Net income	1.5	1.7	2.4	19.4	1.0	1.1	1.1
Net income per share — diluted	0.08	0.09	0.13	1.03	0.05	0.06	0.06
Weighted average outstanding shares — diluted	18.7	18.8	18.9	18.9	18.9	18.9	19.1

“Our third quarter 2005 financial results reflect strong subscription revenue growth in our core markets, while we focus on establishing new growth platforms for 2006,” stated CoStar Group President & CEO Andrew C. Florance. “We are making solid progress on our expansion efforts as we have signed 175 companies in the course of the last 15 months in the 21 expansion markets.”
The Company is aggressively expanding its geographical coverage within the United States and adding comprehensive retail coverage of the U.S. commercial real estate market.
During the third quarter of 2005, the Company signed 63 top commercial real estate firms in expansion markets. Expansion market customers include such leading firms as Advantis/GVA, Carlson, CB Richard Ellis, Coldwell Banker Commercial NRT, Colliers Arnold, Cross & Company, Commerce CRG, NAI/Rhode Ottmers & Siegel, Staubach, Trammell Crow and Transwestern Commercial Services.
The Company opened six new markets during the third quarter of 2005, including Greensboro/Winston Salem, Greenville/Spartanburg, Providence, Salt Lake City, Toledo and Tulsa. CoStar’s coverage in these six markets represents 66,000 properties with 1.26 billion square feet representing 109 million square feet of space available. CoStar believes the databases released in these markets are the most comprehensive databases available in each of these markets. “The Company is focused on ensuring that each expansion market delivered meets the highest standards of quality even if that means slightly more pre-release work,” stated Florance. In total, CoStar has delivered 14 new markets within the past year with more than 122,700 properties combined and more than 2.6 billion square feet.
In addition to database growth associated with the new markets, the Company has seen unprecedented growth in the number of commercial properties listed for sale on the Company’s Web site. As of January 1, 2005, the Company had nearly 53,000 properties listed for sale in the United States. That number has soared 61% year to date to 85,200 properties listed for sale currently. For the markets CoStar covers, the company believes it now has the most commercial real estate for-sale listings in aggregate of any information service. The Company believes the increase is due to the greater exposure these listings receive now that all for-sale listings are available to all CoStar subscribers nationwide.

“We are very excited about our successes in growing our for-sale property database offerings,” said Florance. Based upon these successes, the Company intends to increase its presence in the “for-sale” listing product area in 2006. This market segment has historically been occupied by low-cost listing Web sites such as LoopNet.
Revenues for the third quarter of 2005 were $34.3 million, increasing sequentially by 4.4% over the second quarter of 2005. “We continue to experience solid growth in our core U.S. subscription-based revenue, which increased by approximately 5% sequentially from the second quarter of 2005 to the third quarter of 2005. Our non-subscription revenue area, which accounts for only about 5% of total revenue, did not perform as well as expected and affected our overall top line results. We were pleased with our earnings results, which included the expected charge for the closing of our Mason, OH, office. Overall, we were ahead of our expectations for earnings for the third quarter,” stated Chief Financial Officer Frank A. Carchedi. “For the fourth quarter of 2005, we expect to achieve approximately 4.5% sequential revenue growth over the third quarter of 2005. Additionally, we expect fully diluted net income per share of approximately $0.15 for the fourth quarter of 2005.”
The one-time pre-tax restructuring charge of $2.2 million, resulting from the closing of the Mason, OH, operation was recorded in the third quarter. This restructuring charge includes amounts for wages, severance, occupancy and other costs. The Company expects this to result in ongoing annual pre-tax savings of approximately $1.0 million.
As of September 30, 2005, the Company had $124.8 million in cash, cash equivalents and short-term investments. The Company has no long-term debt.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations-Unaudited
(in thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
Revenues	$34,320	$28,610	$98,534	$82,344
Cost of revenues	11,001	9,189	32,327	25,972

Gross margin	23,319	19,421	66,207	56,372

Operating expenses:
Selling and marketing	9,326	7,452	29,248	21,549
Software development	2,580	2,150	7,457	6,315
General and administrative	7,092	6,778	20,722	20,663
Restructuring charge	2,217	—	2,217	—
Purchase amortization	1,132	1,085	3,360	3,282

	22,347	17,465	63,004	51,809

Income from operations	972	1,956	3,203	4,563
Other income, net	932	311	2,255	835

Income before income taxes	1,904	2,267	5,458	5,398
Income tax expense (benefit), net	767	(100)	2,204	(186)

Net income	$1,137	$2,367	$3,254	$5,584

Net income per share — basic	$0.06	$0.13	$0.18	$0.31

Net income per share — diluted	$0.06	$0.13	$0.17	$0.30

Weighted average outstanding shares — basic	18,485	18,247	18,390	18,120

Weighted average outstanding shares — diluted	19,092	18,898	18,945	18,792

Reconciliation of Non-GAAP Financial Measures with Net Income

Net income	$1,137	$2,367	$3,254	$5,584
Purchase amortization in cost of revenues	173	598	992	1,896
Purchase amortization in operating expenses	1,132	1,085	3,360	3,282
Depreciation and other amortization	1,454	1,454	4,538	4,499
Interest income, net	(932)	(311)	(2,255)	(835)
Income tax expense (benefit), net	767	(100)	2,204	(186)

EBITDA	$3,731	$5,093	$12,093	$14,240

CoStar Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$28,007	$36,807
Short-term investments	96,754	80,262
Accounts receivable, net	5,519	3,921
Deferred income taxes	4,177	4,177
Prepaid and other current assets	3,000	1,916

Total current assets	137,457	127,083

Deferred income taxes	19,217	21,487
Property and equipment, net	16,146	13,489
Intangible and other assets, net	68,401	69,594
Deposits	3,604	1,038

Total assets	$244,825	$232,691

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$15,374	$12,916
Deferred revenue	7,118	6,292

Total current liabilities	22,492	19,208

Deferred income taxes	1,869	2,539

Stockholders’ equity	220,464	210,944

Total liabilities and stockholders’ equity	$244,825	$232,691

Reconciliation of Non-GAAP Financial Measures with 2004-2005 Quarterly Results
(in millions)

	2004				2005
	Q1	Q2	Q3	Q4	Q1	Q2	Q3

Net income	$1.5	$1.7	$2.4	$19.4	$1.0	$1.1	$1.1
Purchase amortization	1.7	1.8	1.7	1.6	1.6	1.5	1.3
Depreciation and other amortization	1.5	1.4	1.4	1.7	1.6	1.5	1.4
Interest income, net	(0.2)	(0.3)	(0.3)	(0.5)	(0.6)	(0.7)	(0.9)
Income tax expense (benefit), net	—	—	(0.1)	(16.7)	0.6	0.8	0.8

EBITDA	$4.5	$4.6	$5.1	$5.5	$4.2	$4.2	$3.7

Management will conduct a conference call to discuss earnings results for the quarter ended September 30, 2005, and the financial outlook for 2005 at 11 a.m. EDT, Thursday, October 20, 2005. This conference call will be broadcast live over the Internet at www.costar.com/corporate/investor. If you would like to join by telephone, please call (800) 329-4405 within the United States or (706) 634-0964 outside the United States. A telephonic replay of the conference call will be available two hours after the live call concludes through midnight on October 27, 2005. The replay telephone number is (800) 642-1687 within the United States or (706) 645-9291 outside the United States. Refer to Conference ID 9301713. The replay will also be available over the Internet at www.costar.com/corporate/investor for a period of time following the call.
About CoStar Group, Inc.
CoStar Group, Inc. (NASDAQ: CSGP) is the leading provider of information services to commercial real estate professionals in the United States and the United Kingdom. CoStar’s suite of services offers customers access via the Internet to the most comprehensive database of commercial real estate information on 59 major U.S. markets, London and the United Kingdom. Based in Bethesda, MD, the Company has approximately 1,000 employees throughout the United States and the United Kingdom, including the largest professional research organization in the industry.
This news release includes “forward-looking statements” including, without limitation, statements regarding CoStar’s expectations, beliefs, intentions or strategies regarding the future. These statements are subject to many assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. More information about potential factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those stated in CoStar’s filings from time to time with the Securities and Exchange Commission, including CoStar’s Form 10-Q for the period ended June 30, 2005, under the heading “Risk Factors.” In addition to these statements, there can be no assurance that CoStar will establish new growth platforms for 2006, that CoStar will expand its geographical coverage within the United States and add comprehensive coverage of the retail segment of the U.S. commercial real estate market, that the CoStar databases released in the six new markets opened during the third quarter of 2005 are the most comprehensive databases available, that for the markets CoStar covers, CoStar has the most commercial real estate for-sale listings in aggregate of any information provider, that the increase in the number of for-sale listings within CoStar’s database is due to the greater exposure these listings receive now that all for-sale listings are available to all CoStar subscribers nationwide, that in 2006 CoStar will increase its presence in the for-sale listings product area, that revenue growth rates for the fourth quarter of 2005 will be as stated in this press release, that fourth quarter 2005 fully diluted net income per share will be as stated in this press release, or that the closing of the Mason, Ohio, operations will result in ongoing annual pre-tax savings as stated in this press release. All forward-looking statements are based on information available to CoStar on the date hereof, and CoStar assumes no obligation to update such statements.